EXHIBIT 99.1

THE AES CORPORATION REACHES MINIMUM CONDITION OF EXCHANGE OFFER;
APPROXIMATELY 80% OF 2002 NOTES AND 86% OF 2003 ROARS
HAVE TENDERED

ARLINGTON, VA, December 9, 2002 -- The AES Corporation (NYSE:AES) has announced that it had been informed by the exchange agent that, as of 5:00 p.m., New York City time, on December 9, 2002, approximately $240,013,000 in aggregate principal amount of its outstanding 8.75% Senior Notes due 2002 (“2002 Notes”) and $172,869,000 in aggregate principal amount of its outstanding 7.375% Remarketable or Redeemable Securities due 2013, which are puttable in 2003 (“ROARs”) had been tendered in the exchange offer. These amounts represent in excess of 80% and approximately 86% of the outstanding 2002 Notes and ROARs, respectively. Although the minimum condition has been satisfied, consummation of the exchange offer remains subject to a number of significant conditions, which have not yet been satisfied, including AES’ concurrent entry into new senior secured credit facilities to refinance its existing credit facilities.

AES also announced that it had extended the expiration date of the exchange offer relating to its 2002 Notes and ROARs from 5:00p.m., New York City time, on December 9, 2002 to 5:00p.m., New York City time, on December 11, 2002.

The offering of the new senior secured notes in the exchange offer is being made only to “qualified institutional buyers” and “persons other than a U.S. person” located outside the United States, as such terms are defined in accordance with Rule 144A and Regulation S of the Securities Act of 1933, as amended, and two individuals affiliated with AES who are accredited investors.

The new senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the new senior secured notes may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the new notes.

CONTACT: Kenneth R. Woodcock, 703-522-1315